Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Odysight.ai Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.001 par value per share (5)	457(o)	-	-	-	-	-
Fees to Be Paid	Other	Subscription Rights	457(o)	-	-	-	-	-
Fees to Be Paid	Other	Debt Securities	457(o)	-	-	-	-	-
Fees to Be Paid	Other	Warrants	457(o)	-	-	-	-	-
Fees to Be Paid	Other	Units	457(o)	-	-	-	-	-
Fees to Be Paid	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(2)	(3)	$200,000,000	0.0001381	$27,620.00	(4)

	Total Offering Amounts					$200,000,000		$27,620.00
	Total Fees Previously Paid							—
	Total Fee Offsets							$—
	Net Fee Due							$27,620.00	(5)

(1)	There is being registered hereunder an indeterminate number of shares of (a) common stock, (b) subscription rights to purchase common stock or debt securities of the registrant (c) debt securities, (d) warrants to purchase common stock or debt securities of the registrant, and (e) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There is also being registered hereunder an indeterminate number of shares of common stock and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the registrant pursuant to this registration statement exceed $200,000,000. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $200,000,000 after the date hereof.

(2)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices.

(3)	Includes rights to acquire common stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(4)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or upon exercise of warrants registered hereunder. The aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $200,000,000.

(5)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.